CDEX EXPANDS MANAGEMENT TEAM WITH ADDITION OF CHIEF FINANCIAL OFFICER

August DeLuca appointed CFO and VP of Finance of CDEX Inc.

TUCSON, AZ. - January 22, 2008 - CDEX Inc. (OTCBB: CEXI) announces that August
F. DeLuca has been appointed Chief Financial Officer and Vice President of Finance. Mr. DeLuca has been CDEX's acting CFO for the past nine months. In his new role, Mr. DeLuca will supervise all accounting and financial activities, treasury, financial modeling and risk management. Mr. DeLuca has a distinguished career of over 30 years of service in senior level financial positions. He has served as CFO of a number of companies, both public and private (Mr. DeLuca's bio is on the CDEX web site at www.cdex-inc.com).

"CDEX is a cutting edge, technology/product development company that fits well with my technical, financial and management background," said Mr. Deluca. "The products that we are bringing to the marketplace are addressing major problems which makes the job both interesting and internally rewarding. I look forward to helping CDEX achieve its potential in the national and international arenas."

"Augie has been an invaluable part of the CDEX Team over the past nine months, as he has guided our financial activities," said Malcolm Philips, CDEX CEO. "We are pleased that he has decided to join the Team on a more formal basis and become our CFO and VP of Finance, as well. With his financial leadership and the recent addition of financial expertise on our Board, we will be able to chart a more effective financial course as we expand and diversify our revenue base into other commercial markets."

CDEX is a technology company that currently has two product lines in different commercial markets. The CDEX ID2 (`Meth Scanner(TM)") is a hand held, battery operated scanner that detects low nanogram range quantities of methamphetamine from standoff distances of 2-8 inches without disturbing the surfaces under investigation. Meth Scanner technology is used in the CDEX ValiMed(TM) Medication Validation System currently deployed in major hospitals across the United States. (See www.cdex-inc.com or www.valimed.com )

About CDEX Inc.

CDEX, a technology company currently developing products using its patented/patent pending chemical detection technologies, is focused on (i) identification of substances of concern (e.g., explosives and illegal drugs, for security markets); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of compounded medication and detection of counterfeit or sub-par products, for the medical and brand protection markets). ValiMed(TM) and the Meth Scanner(TM) are CDEX solutions for the healthcare and security markets. Corporate headquarters and R&D facilities are located in Tucson, Arizona. For more information, visit www.cdex-inc.com and www.valimed.com or contact Malcolm Philips (mphilips@cdex-inc.com) or Stuart Poteet (spoteet@cdex-inc.com) 520.745.5172 X 210 or 201.

Any Non-Historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other similar words. These statements pose risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the Protection of intellectual property and proprietary information, and other risks detailed from time-to-time in filings with the Sec. There is no obligation to publicly update any forward-looking statements.

Source: CDEX, Inc.